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                                                                    Exhibit 99.1

                          [SNYDER COMMUNICATIONS LOGO]

                              6903 Rockledge Drive
                                   15th Floor
                            Bethesda, Maryland 20817

                                                               December 22, 2000

To Circle.com Common Stockholders:

     As you know, on September 25, 2000, a special meeting of stockholders of Snyder Communications, Inc. (the "Company") was held to vote upon the proposed acquisition of the Company by Havas Advertising through a merger transaction. Because we will not be holding an annual meeting of stockholders this year, we thought you would be interested in receiving information regarding the consummation of the merger and the new directors and executive officers of the Company. We have also enclosed for your information a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 which was filed with the Securities and Exchange Commission (the "SEC") on November 14, 2000.

The Merger
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     On September 26, 2000, Havas Advertising, a societe anonyme organized under the laws of the French Republic ("Havas Advertising"), became the holder of a majority of the voting rights of the Company, as a result of the merger (the "Merger") of HAS Acquisition Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of Havas Advertising, with and into the Company pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of August 3, 2000 and effective as of February 20, 2000, among Havas Advertising, Merger
Subsidiary and the Company (the "Merger Agreement"). The Company was the surviving corporation in the Merger and became a majority-owned subsidiary of Havas Advertising. As a result of the Merger, Havas Advertising became the owner of 100% of the outstanding SNC Common Stock (as defined below), which represents over 85% of the voting rights of the Company.

     Under the terms of the Merger Agreement, on September 26, 2000 (the "Effective Time") each issued and outstanding share of common stock, par value $.001 per share, of the Company designated as "Snyder Communications, Inc. SNC Common Stock" in its certificate of incorporation (the "SNC Common Stock") was converted into the right to receive 1.3710 (the "Exchange Ratio") Havas Advertising American Depositary Shares (the "Havas Advertising ADSs"). A total of approximately 100.8 million Havas Advertising ADSs were issued in the Merger in exchange for SNC Common Stock. Each Havas Advertising ADS represents one Havas Advertising ordinary share, nominal value 0.40 euro per share. As you know, the Circle.com common stock remained outstanding after the Merger.

     At the Effective Time, the then outstanding and unexercised options exercisable for shares of SNC Common Stock, other than the options granted to the former directors, executive officers and nine employees of the Company, which were purchased for cash in an aggregate amount of approximately $43.4 million pursuant to the Merger Agreement, were converted into options exercisable for an aggregate of approximately 9.5 million Havas Advertising ADSs. Each Havas Advertising ADS option has the same terms and conditions as the SNC option it replaced, except that the number of shares issuable upon exercise, rounded up to the nearest whole share, and the exercise price was adjusted to reflect the Exchange Ratio.

     The principal terms of the Merger and the relationships between the Company, Havas Advertising and their respective directors, officers and affiliates, are described in the Proxy Statement/Prospectus dated August 24, 2000 filed in connection with Havas Advertising's Registration Statement on Form F-4 (Registration No. 333-43362) with the SEC. The Proxy Statement/Prospectus was distributed to all holders of SNC common stock and Circle.com common stock who were the holders of record at the close of business on August 21, 2000. If you would like a copy of the Proxy Statement/Prospectus, please refer to the section captioned "Additional Information" at the end of this letter.

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Directors and Executive Officers
--------------------------------

     In accordance with the Merger Agreement, the following directors, who served as directors of Merger Subsidiary prior to the Merger, became the directors of the Company as of the Effective Time:

     Alain de Pouzilhac           Michel Boutinard Rouelle
     Bob Schmetterer              Richard Colker
     Jacques Herail               Clement Vaturi

     In accordance with the Merger Agreement, the following executive officers, who served as executive officers of Merger Subsidiary prior to the Merger, became the executive officers of the Company in the positions indicated as of the Effective Time:

          Name                    Title
          ----                    -----

          Alain de Pouzilhac      Chairman of the Board, Chief Executive
                                    Officer and President

          Jacques Herail          Chief Financial Officer, Senior Vice
                                    President and Treasurer

     The following are summary biographies of the new directors and executive officers of the Company:

     Alain de Pouzilhac. Alain de Pouzilhac is currently the Chairman and Chief Executive Officer of Havas Advertising and a member of its executive committee. He began his career at Publicis Conseil, a French advertising company, in 1969 as an Assistant Account Executive. In 1970, he joined the French advertising company DDB as account executive. In 1982, he was appointed Chairman and Chief Executive Officer of Havas Conseil, a subsidiary of Havas Advertising. Between 1984 and 1989, he served as Chairman of HCM, an advertising joint venture comprised of Havas Conseil and Marsteller (an agency affiliated with the U.S. advertising company Young & Rubicam), and HCM's successor, HDM, an advertising joint venture comprised of Havas Conseil, Dentsu and Marsteller. Alain was appointed Chairman and Chief Executive Officer of Havas Advertising in 1989.

     Bob Schmetterer. Bob Schmetterer is currently the Chairman and Chief Executive Officer EURO RSCG Worldwide and a member of Havas Advertising's executive committee. Bob began his career in advertising at Scali McCabe Sloves in 1971. In 1987, he became one of the founding partners of the New York advertising agency Messner Vetere Berger McNamee Schmetterer EURO RSCG. In 1984 he was appointed Chief Executive Officer of HCM and later served as Chief Executive Officer of HDM. Bob has served as Chairman and Chief Executive Officer of EURO RSCG Worldwide since 1997.

     Jacques Herail. Jacques Herail is currently Managing Director and Chief Financial Officer of Havas Advertising and a member of its executive committee. Jacques, a graduate of Sciences Economiques at the Institut d'Etudes Politiques and the Ecole Superieure des Sciences Economiques et Commerciales (ESSEC), began his career at the accounting firm Arthur Andersen in 1976. In 1984, he was appointed Chief Financial Officer of HCM and later served as Chief Financial Officer of HDM. Between 1989 and 1996, he served as Executive Vice President of EURO RSCG Worldwide. Since 1996, Jacques has served as Managing Director and Chief Financial Officer of Havas Advertising.

     Michel Boutinard Rouelle. Michel Boutinard Rouelle is a director of Havas Advertising, a position he has held since March 1997. Michel, a graduate of the Institut d'Etudes Politiques de Paris and the Ecole Nationale d'Administration
(ENA), began his career in government and public affairs, holding a variety of national, regional and local offices in France from 1971 to 1988, including Chief of Staff of the Mayor of Paris from 1977 to 1979 and Counsellor to the Prime Minister from 1986 to 1988. From 1989 to 1999, Michel held a variety of positions with Havas S.A., a French media group, and its affiliates. These positions included Vice President of Havas S.A. from 1997 to 1998 and Chairman and Chief Executive Officer of Havas S.A.'s affiliate Havas Media Communication from 1995 to 1999. Since 1999, Michel has acted as a free-lance management consultant.

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     Richard Colker. Richard Colker is currently Managing Partner of Acadia
Investment Corporation, a private investment company, and Colker, Gelardin &Co., a private investment banking partnership. Richard has held these positions since 1990. A graduate of Michigan State University, Richard began his career at Wells Fargo Bank N.A., a financial institution, as Manager, Corporate Finance Department. From 1976 to 1983, Richard served as Vice President of Banque de la Societe Financiere Europeenne, a French financial institution. From 1983 to 1990, Richard served as Managing Director, Investment Banking, and a Member of the London Management Committee of the investment bank Kidder, Peabody International Limited and its affiliate Kidder, Peabody & Co., and a Member of the Board of Directors of another affiliate, Kidder, Peabody Italia S.p.A.

     Clement Vaturi. Clement Vaturi has served as Chairman and Chief Executive Officer of Immobiliere Hoteliere, a French hotel real estate development company, since 1983. Clement is also Chairman and Chief Executive Officer of several of Immobiliere Hoteliere's affiliates, including Immobiliere Hoteliere Montparnasse and SOCIF. Clement, who received his Bachelor of Science, Civil Engineering, from the Massachusetts Institute of Technology and his Master of Science, Industrial Management, from the Sloan School of Management at the Massachusetts Institute of Technology, also serves as Chairman of Credicom NV,a Belgian financial institution.

Additional Information
----------------------

     For additional information regarding the Merger, please refer to the Proxy Statement/Prospectus, dated August 24, 2000, or contact David Pauken at the Company at the address noted below. In addition, as a result of the Merger, the Company's Bylaws have changed, but the Certificate of Incorporation has remained the same. Copies of the Proxy Statement/Prospectus, Certificate of Incorporation and Bylaws of the Company may be obtained free of charge at the SEC's website, www.sec.gov, or by contacting David Pauken at the Company at the
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following address:

     Snyder Communications, Inc.
     6903 Rockledge Drive, 15th Floor
     Bethesda, Maryland  20817
     Attn:  David Pauken
     (301) 571-6265
     (301) 571-7985
     david.pauken@snyder.com



                                            /s/ Alain de Pouzilhac

                                                Alain de Pouzilhac
                                               Chairman of the Board,
                                        Chief Executive Officer and President